Starboard Value A LP
(a Delaware limited partnership)
Financial Statements
December 31, 2012

Starboard Value A LP
(a Delaware limited partnership)
Table of Contents
December 31, 2012

Page(s)
Independent Auditor’s Report	2

Financial Statements
Statement of Assets, Liabilities and Partners’ Capital	3
Statement of Income	4
Statement of Changes in Partners’ Capital	5
Statement of Cash Flows	6
Notes to Financial Statements	7-10

Independent Auditor’s Report

To the Partners of Starboard Value A LP
(a Delaware limited partnership):

We have audited the accompanying financial statements of Starboard Value A LP (the “Partnership”), which comprise the statement of assets, liabilities and partners’ capital as of December 31, 2012, and the related statement of income, statement of changes in partners’ capital and statement of cash flows for the year then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Partnership's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starboard Value A LP at December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
March 28, 2013

Starboard Value A LP
(a Delaware limited partnership)
Statement of Assets, Liabilities and Partners’ Capital
December 31, 2012

Assets
Cash and cash equivalents	$250
Investments in Portfolio Funds, at fair value	1,380,365
Performance fees receivable	20,447,882
Total Assets	21,828,497

Liabilities and Partners’ Capital
Due to affiliate	250
Total liabilities	250

Commitments and contingencies (Note 6)

Partners’ capital	21,828,247
Total liabilities and partners’ capital	$21,828,497

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Income
Year Ended December 31, 2012

Revenues
Performance fees	$20,447,882
Total revenues	20,447,882

Other income (loss)
Net gains (losses) on Portfolio Funds	254,549
Net income	$20,702,431

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Changes in Partners’ Capital
Year Ended December 31, 2012

	Limited Partners	General Partner	Total
Balance at December 31, 2011	$4,903,797	$47,934	$4,951,731
Contributions	105,554	1,066	106,620
Net Income	20,509,722	192,709	20,702,431
Distributions	(3,894,783)	(37,752)	(3,932,535)
Balance at December 31, 2012	$21,624,290	$203,957	$21,828,247

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Statement of Cash Flows
Year ended December 31, 2012

Cash flows from operating activities
Net income	$20,702,431
Adjustments to reconcile net income to net cash provided by operating activities
Net (gains) losses on Portfolio Funds	(254,549)
(Increase)/decrease in operating assets and liabilities:
Performance fee receivable	(16,515,347)
Net cash provided by operating activities	3,932,535

Cash flows from investing activities
Purchase of investments in Portfolio Funds	(106,620)
Net cash used in investing activities	(106,620)

Cash flows from financing activities
Capital contributions	106,620
Capital distributions	(3,932,535)
Net cash used in financing activities	(3,825,915)

Net change in cash and cash equivalents	—

Cash and cash equivalents at beginning of year	250
Cash and cash equivalents at end of year	$250

The accompanying notes are an integral part of these financial statements.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
December 31, 2012

1. Organization and Nature of Business

Starboard Value A LP (the “Partnership”), a Delaware limited partnership, was formed on February 9, 2011 for the purpose of providing a full range of investment advisory and management services and acting as a general partner, investment advisor, pension advisor or in similar capacity to clients. As of December 31, 2012, funds which the Partnership acted as general partner to included Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity Fund LP, Starboard Value and Opportunity Fund Ltd, Starboard Value and Opportunity Fund II Ltd, Starboard Intermediate Fund, L.P., Starboard Intermediate Fund II, L.P. and other funds (collectively the “Funds”).

The general partner of the Partnership is Starboard Value A GP LLC, a Delaware limited liability company (the “General Partner”). The limited partners of the Partnership (the “Limited Partners”) are Starboard Principal Co A LP, a Delaware limited partnership (the “Principal Co”), and Ramius V&O Holdings LLC, a Delaware limited liability company (“Ramius”), which is a wholly-owned subsidiary of Cowen Group, Inc. (“CGI”) (NASDAQ: COWN). Principal Co and Ramius are also the members of the General Partner. Principal Co owns a majority equity interest in the Partnership and Ramius owns a minority equity interest in the Partnership.

Pursuant to the organization and offering documents, the Partnership is entitled to receive the performance fee earned from the Funds (See Note 2 Performance fees) while other affiliated entities within the structure are entitled to other fees and bear the related expenses.

2. Summary of Significant Accounting Policies

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and are presented in US dollars. The following is a summary of the significant accounting policies followed by the Partnership:

Cash and Cash Equivalents
Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less. As of December 31, 2012 there were no cash equivalents and all cash was held with one financial institution.

Investments in Portfolio Funds
Portfolio funds (“Portfolio Funds”) include interests in funds and investment companies managed by the Partnership. The Partnership follows US GAAP regarding fair value measurements and disclosures relating to investments in certain entities that calculate net asset value (“NAV”) per share (or its equivalent). The guidance permits, as a practical expedient, an entity holding investments in certain entities that either are investment companies as defined by the AICPA Audit and Accounting Guide, Investment Companies, or have attributes similar to an investment company, and calculate net asset value per share or its equivalent for which the fair value is not readily determinable, to measure the fair value of such investments on the basis of that NAV per share, or its equivalent, without adjustment.

The Partnership categorizes its investments in Portfolio Funds within the fair value hierarchy dependent on its ability to redeem the investment. If the Partnership has the ability to redeem its investment at NAV at the measurement date or within the near term, the Portfolio Fund is categorized as a level 2 investment within the fair value hierarchy. If the Partnership does not know when it will have the ability to redeem its investment or cannot do so in the near term, the Portfolio Fund is categorized as a level 3 investment within the fair value hierarchy. See Note 3 for further details of the Partnership’s investments in Portfolio Funds.

Fair Value Measurement
The Partnership follows current accounting guidelines which establish a fair value hierarchy that prioritizes the inputs for valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Partnership has the ability to access at the measurement date;

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
December 31, 2012

Level 2	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3
Fair value is determined based on pricing inputs that are unobservable and includes situations where there is little, if any, market activity for the asset or liability. The determination of fair value for assets and liabilities in this category requires significant management judgment or estimation.

Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions, including assumptions about risk. Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics, and other factors. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Partnership. The Partnership considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon the pricing transparency of the instrument and does not necessarily correspond to the Partnership’s perceived risk of that instrument.
Revenue Recognition

Performance fees
According to the offering documents of the respective Funds, the Funds shall pay the Partnership a performance fee as compensation for services performed by the Partnership. Performance fees earned are recognized based on Fund performance during the period, subject to the achievement of minimum return levels, or high water marks, in accordance with the respective terms set out in the Fund’s confidential offering memorandums or other governing documents. Accrued but unpaid performance fees charged directly to investors in the Funds are recorded within performance fees receivable in the statement of assets, liabilities and partners’ capital. Performance fees are recognized on an accrual basis when earned. Certain of the performance fees are subject to clawback based on the future performance of the Funds. The Partnership may, at its discretion, waive or reduce the performance fee allocation with respect to certain limited partners of the Funds. All of the performance fees earned during the year ended December 31, 2012 were still receivable at year end.

Net gains (losses) on Portfolio Funds
Net gains (losses) on Portfolio Funds represents the unrealized and realized gains and losses on the Partnership’s investments. Gains (losses) on Portfolio Funds are realized when the Partnership redeems all or a portion of its investment. Unrealized gains (losses) on Portfolio Funds results from changes in the fair value of the underlying investment.

Income Taxes
The Partnership is not subject to U.S. federal, state or local income taxes. Such taxes are the responsibility of the partners and accordingly no provision for income tax expense or benefit is reflected in the accompanying financial statements. The Partnership’s activities do not subject it to tax from other jurisdictions outside the United States and, accordingly, no provision for foreign taxes has been recorded in the accompanying financial statements.

As of December 31, 2012, no examinations were being conducted by the Internal Revenue Service or any other taxing authority. The Partnership had tax year 2011 open for federal and various states under the respective statute of limitation.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Partnership to make estimates and assumptions that affect the fair value of investments and the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
December 31, 2012

3. Investments and Fair Value Measurement

As of December 31, 2012, investments in Portfolio Funds, at fair value, include the following:

Investments	Investment Type	Fair Value	Redemption Frequency and Commitments

Starboard Value and Opportunity Fund LP	Activist	$308,596	(a) (b)
Starboard Intermediate Fund, L.P.	Activist	307,398	(a) (b)
Starboard Intermediate Fund II, L.P.	Activist	614,799	(a) (b)
Other	Activist	149,572	(a) (b)
		$1,380,365

(a) The Partnership has no unfunded commitments related to these Portfolio Funds.
(b) Investments may be redeemed at the discretion of the Partnership.

The following table presents investments that are measured at fair value on a recurring basis on the accompanying Statement of Assets, Liabilities and Partners’ Capital by caption and by level within the valuation hierarchy as of December 31, 2012:

	Investments at Fair Value
	Level 1	Level 2	Level 3	Total
Investments in portfolio funds, at fair value	$—	$1,380,365	$—	$1,380,365
	$—	$1,380,365	$—	$1,380,365

All realized and unrealized gains (losses) are reflected in net gains (losses) on Portfolio Funds in the accompanying statement of income. Transfers between Level 1 and 2 generally relate to whether the principal market for the security becomes active or inactive. Transfers between level 2 and 3 generally relate to whether significant relevant observable inputs are available for the fair value measurements or due to change in liquidity restrictions for the investments. During the year ended December 31, 2012, there were no transfers between level 1 and level 2 assets.

Because of the inherent uncertainty of the valuation for the Partnership’s investments, the fair value assigned may differ from the values that would have been used had a ready market existed for these investments, and the differences may be material.

4. Due to Affiliate

The due to affiliate amount of $250 in the accompanying statement of assets, liabilities and partners' capital represents monies loaned from Principal Co.

5. Partners’ Capital

Pursuant to the terms of the Limited Partnership Agreement (the “Agreement”), the Partnership initially issued a total number of 1,000 profit units. One percent of these profit units were issued to the General Partner and ninety-nine percent of the profit units were issued to the Class A limited partners, Principal Co and Ramius. No profit units were issued to the Class B limited partners.

The ownership interest of the overall profit units may be adjusted, as provided for in the Agreement, including but not limited to, Principal Co’s purchase option, beginning December 31, 2015, to purchase a percentage of Ramius’ outstanding profit units.

Net income (losses) are allocated in proportion to the Class A limited partners ownership interest in the Partnership. However, performance fees are available for distribution firstly to Class B limited partners based on allocations as defined by the Agreement, and thereafter, all remaining amounts are available for distribution to the Class A limited partners in proportion to their respective ownership interest in the Partnership.

Starboard Value A LP
(a Delaware limited partnership)
Notes to Financial Statements
December 31, 2012

In the event that the Partnership is liquidated or if all or substantially all its assets are sold, distributions shall be made pro rata to the partners in accordance with the Agreement.

The General Partner and Limited Partners make periodic contributions for the purpose of funding the Partnership’s investments in Portfolio Funds.

6. Commitments and Contingencies

In the normal course of business the Partnership enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Partnership that have not yet occurred. However, the Partnership expects the risk of loss to be remote.

7. Risks

The Partnership is subject to a variety of risks in the conduct of its operations. The Partnership is economically dependent on the performance of the Funds as the source of its performance fee and other income and accordingly, may be materially affected by the actions of and the various risks associated with such Funds, i.e., market risk, currency risk, credit risk, operational risk and liquidity risk.

Legal, Tax and regulatory changes could occur during the term of the Partnership that may adversely affect the Partnership. The regulatory environment for investment funds is evolving, and changes in the regulation of investment funds may adversely affect the Partnership’s operations.

8. Subsequent Events

The Partnership has determined that no material events or transactions occurred subsequent to December 31, 2012 and through March 28, 2013, the date the accompanying financial statements were available to be issued which require additional adjustments or disclosures in the accompanying financial statements, except as discussed below.

For the period January 1 through March 28, 2013, the Partnership made distributions of $18,318,519 to its partners.